EXHIBIT 10.1

SECOND AGREEMENT TO AMEND PROMISSORY NOTE

This Second Agreement to Amend Promissory Note (“Agreement”) is made effective this 21st day of November, 2018 (“Effective Date”) between Meyer & Associates, LLC (”M&A”) and Advanced Voice Recognition Systems, Inc. (“AVRS”) and Walter Geldenhuys (“Geldenhuys”). The signatories to this Agreement may be referred to jointly as the “Parties.”

RECITALS

AVRS and Geldenhuys (jointly, “Maker” herein) executed a promissory note in favor of M&A (“Payee” herein) on January 31, 2018 (the “Note”), a copy of which is incorporated herein by reference.

The Note, by its terms set forth a Balloon Payment to be paid on or before August 1, 2018. Makers claimed to be unable to timely make the August 1, 2018 Balloon Payment called for under the Note;

Payee, solely as an accommodation to Maker and to avoid in this sole instance the disruption to Maker’s business affairs that would result from an impending default under the Note, agreed to amend certain provisions of the Note as specifically set forth in the Agreement to Amend Promissory Note, a copy of which is incorporated herein by reference;

The Agreement to Amend Promissory Note, by its terms set forth a Balloon Payment to be paid on or before December 1, 2018. Maker claimed to be unable to timely make the December 1, 2018 Balloon Payment called for under the Agreement to Amend Promissory Note;

Payee, solely as an accommodation to Maker and to avoid in this second instance the disruption to Maker’s business affairs that would result from an impending default under the Agreement to Amend Promissory Note, agreed to further amend certain provisions of the Note as specifically set forth in this Second Agreement to Amend Promissory Note, on the condition that Maker make a balloon payment on the obligation under the Promissory Note, as amended by the Agreement to Amend Promissory Note in the amount of $20,000 (US) on or before November 21, 2018;

Maker has complied with the required $20,000 payment on before November 21, 2018, which complying payment is hereby acknowledged; and, therefore, Maker is willing to amend the Note in accordance with the terms of this Second Amendment to Promissory Note; and,

Maker acknowledges that Payee has made no representations that any further amendments to the Note will be considered or allowed.

NOW, THEREFORE, Maker and Payee agree to further amend the Note as follows:

AMENDMENT TO PAYMENTS SECTION:

The second paragraph, entitled PAYMENTS, is hereby amended as follows:

“Maker shall pay one thousand dollars ($1,000) per month (each a “Monthly Payment”) on the first day of each month beginning February 1, 2018 and continuing through July 1,

2018; shall pay six thousand dollars ($6,000) on or before August 1, 2018; shall pay one thousand five hundred dollars ($1,500) on the first day of each month beginning September 1, 2018 and continuing through November 1, 2018 (each a “Modified Monthly Payment”); shall pay twenty thousand dollars ($20,000) on or before November 21 , 2018; shall pay one thousand five hundred dollars ($1,500) on the first day of each month beginning January 1, 2019 and continuing through June 1, 2019 (each a “Modified Monthly Payment”); and shall pay all remaining unpaid principal and accrued interest on or before July 1, 2019 (the “Balloon Payment”). Payments under this Note shall be applied first to accrued interest and next to outstanding principal. Payments on this Note shall be payable in lawful currency of the United States at the office of Payee or Holder in Colorado in immediately available funds not later than 12:00 Noon Colorado time, on the date due.

AMENDMENT TO EVENTS OF DEFAULT SECTION

The section entitled EVENTS OF DEFAULT is amended as follows:

The occurrences of the following shall constitute an “Event of Default” by Maker under this Note: Maker’s failure to pay any part of the principal or interest as and when due under this Note, it being expressly understood and agreed that time is of the essence of each payment; provided, however, that upon a single occasion and as to a single Modified Monthly Payment (but not including the Balloon Payment), if a Modified Monthly Payment is not received by Payee or Holder when due, Payee or Holder shall notify Geldenhuys by email of the late payment. On that single occasion, the payment must be received by Payee or Holder not later than thirty days after the original due date of said Modified Monthly Payment. If the payment is not received by Payee or Holder within such thirty days, the Note shall be in a state of material default without further action by Payee or Holder. The delay in payment on this single occasion shall not operate to extend the due dates of any other Modified Monthly Payments or the Balloon Payment, and time shall remain of the essence with respect thereto.

ALL OTHER TERMS OF NOTE REMAIN IN FULL FORCE AND EFFECT

Except as above expressly modified, all terms and conditions of the Note remain in full force and effect.

IN WITNESS WHEREOF, the Maker and the Payee have entered into this Agreement to Amend the Note.

MAKER:

ADVANCED VOICE RECOGNITION SYSTEMS, INC.

By:

Walter Geldenhuys, President and CEO

Date:

WALTER GELDENHUYS

Date:

PAYEE:

MEYER & ASSOCIATES, LLC

Lee G. Meyer, Managing Member

Date: